Exhibit 99.1
FOR IMMEDIATE RELEASE
AtheroGenics Restructures Board of Directors
ATLANTA, GA – September 10, 2008 – AtheroGenics, Inc. (Nasdaq: AGIX), a pharmaceutical company focused on the treatment of chronic inflammatory diseases, today announced that it has restructured its Board of Directors to reduce the number of directors from ten to six in order to better align the size of its Board with the current needs of the Company. Remaining on the Board will be:

Michael A. Henos	Chairman of the Board, AtheroGenics, Inc.
Managing Partner, Alliance Technology Ventures, L.P.

R. Wayne Alexander, M.D., Ph.D.	Chairman, Department of Medicine
Emory University School of Medicine

Samuel L. Barker, Ph.D.	Founder, Clearview Projects, Inc.

Vaughn D. Bryson	Retired President and Chief Executive Officer Eli Lilly and Company

Margaret E. Grayson	President, Coalescent Technologies

Russell Medford, M.D., Ph.D.	President and Chief Executive Officer, AtheroGenics, Inc.
“We believe that the new AtheroGenics’ Board continues to provide the expertise and experience to guide our Company going forward and to maximize value for all of our varied stakeholders,” said Michael A. Henos, Chairman of the AtheroGenics Board of Directors.
In connection with the Board restructuring, David Bearman, T. Forcht Dagi, M.D., Arthur M. Pappas and William A. Scott, Ph.D., resigned from the Board of Directors. Mr. Henos commented, “We want to thank the departing Board members for their hard work and contributions to the Company.”
About AtheroGenics
AtheroGenics is focused on the discovery, development and commercialization of novel drugs for the treatment of chronic inflammatory diseases, including diabetes and coronary heart disease (atherosclerosis). The Company’s lead antioxidant and anti-inflammatory drug candidate, AGI-1067, is being studied for the treatment of diabetes and has completed a Phase 3 clinical trial known as ANDES (AGI-1067 as a Novel Anti-Diabetic Agent Evaluation Study). In addition, the Company has other clinical and preclinical anti-inflammatory compounds, including AGI-1096, an oral agent for the prevention of organ transplant rejection. For more information about AtheroGenics, please visit http://www.atherogenics.com.
CONTACTS:

AtheroGenics, Inc.	Media Inquiries	Investor Inquiries
Mark P. Colonnese	Jayme Maniatis / Dana Conti	Lilian Stern
Executive Vice President	Schwartz Communications, Inc.	Stern Investor Relations, Inc.
678-336-2511	781-684-0770	212-362-1200
investor@atherogenics.com	atherogenics@schwartz-pr.com	lilian@sternir.com